EXHIBIT 10.2

NEWS CORPORATION

1211 Avenue of the Americas

New York, New York 10036

February 27, 2007

Mr. Chase Carey

[Address on file]

Dear Chase:

This is to inform you that News Corporation has determined that your entitlement to the increased retirement benefits, as described in the March 1, 2000 letter to you (copy attached), was not affected by your transfer to The DIRECTV Group (“DIRECTV”). Further, for purposes of determining the “SERP Benefit” described in the March 1, 2000 letter, your service at, and compensation from, DIRECTV for the period during which News Corporation is a shareholder of DIRECTV are included in such determination. However, the amount of SERP Benefit payable to you by News America Incorporated shall be reduced by the amount of DIRECTV retirement benefits paid to you attributable to the period during which News Corporation is a shareholder of DIRECTV.

Very truly yours,

NEWS CORPORATION

By:	/s/ Lon Jacobs
Lon Jacobs
Senior EVP – Group General Counsel